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                                      May
                                      5th
                                      1 9 9 7









        (213) 669-6000                                         445,876-009


                                                               LA1-744465


Kaynar Technologies Inc.
Kaynar Holdings Inc.
500 N. State College Boulevard
Suite 1000
Orange, California  92868

          Re:  Registration Statement on Form S-1
               ----------------------------------

Ladies and Gentlemen:

               At your request, we have examined the above-referenced Registration Statement on Form S-1, SEC File No. 333-22345 (the "Registration Statement"), filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (2,300,000 if the over-allotment option is exercised in full) of your Common Stock, $0.01 par value (the "Shares").

               We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by you in connection with the authorization and proposed issuance and sale of the Shares.

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Page 2 - Kaynar Technologies Inc. - May 5, 1997


               It is our opinion that, subject to said proceedings being duly taken and completed by you prior to the issuance and sale of the Shares, upon the issuance and sale thereof in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof.

                                        Respectfully submitted,



                                        O'MELVENY & MYERS LLP